EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Fourth Quarter and Full Year 2019 Financial Results

Strong Demand for Company’s Global Brands Drives Record Revenue and Earnings Per Share for Full Year 2019

Records Sixth Consecutive Year of Record Revenue and Earnings Per Share

Company Entered 2020 In Record Booked Position and at Higher Prices

Regent Seven Seas Splendor Joins Fleet

Announces Cancellation of Asia Voyages Across its Three Brands Through Third Quarter 2020

Provides 2020 Guidance Excluding COVID-19 Coronavirus Impact

MIAMI, Feb. 20, 2020 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the fourth quarter and full year ended December 31, 2019, as well as provided guidance for the first quarter and full year 2020.

Full Year 2019 Highlights

  Company generated GAAP net income of $930.2 million or EPS of $4.30 compared to $954.8 million or $4.25 in the prior year.  Adjusted Net Income was $1.1 billion or Adjusted EPS of $5.09 compared to $1.1 billion or $4.92 in the prior year.  These results include a $0.67 per share impact primarily from the cessation of sailings to Cuba and Hurricane Dorian.

  Company exceeded full year Adjusted EPS expectations by $0.04 despite a $0.04 impact from unfavorable foreign exchange rates recognized during the fourth quarter. Excluding the aforementioned $0.67 of headwinds, the Company would have surpassed the high end of its initial February 2019 Adjusted EPS guidance by $0.46.
  Total revenue increased 6.7% to $6.5 billion. Gross Yield increased 4.6%.  Net Yield increased 3.6% on a Constant Currency basis, outperforming November guidance by 60 basis points. If not for the previously mentioned adverse external impacts, Net Yield on a Constant Currency basis would have been 200 basis points higher and would have exceeded the high end of the Company’s initial February 2019 Net Yield guidance by 160 basis points.
  Record-breaking introduction of Norwegian Encore, the final Breakaway Plus Class Ship, the most successful class in the Company’s history.
  Successful repositioning of Norwegian Joy from China to the North American market.

  Norwegian Cruise Line became first major global cruise company to eliminate single-use plastic water bottles fleetwide as part of Company’s global sustainability program, Sail & Sustain.
  Unveiled Silver Cove, the new and exclusive oceanfront resort-style enclave at Great Stirrup Cay, the Company’s private island in the Bahamas.

  Enhanced Company’s newbuild profile with orders for two new vessels for Oceania Cruises and one for Regent Seven Seas Cruises for delivery in 2022, 2023 and 2025.
  Announced several strategic initiatives to further strengthen the Company’s premier position in the popular and profitable Alaska cruise market.

Full Year 2020 Expectations

  Company entered year with a record booked position and at higher pricing. Despite the current known impact from the COVID-19 coronavirus outbreak, as of the week ending February 14, 2020, the Company’s booked position remained ahead of prior year and at higher prices on a comparable basis, which excludes cruises to Cuba in the prior year and the recent redeployment of Norwegian Spirit from Asia in the current year.

  Excluding both known and unknown impacts from the COVID-19 outbreak, Adjusted EPS for full year 2020 is expected to be in the range of $5.40 to $5.60 reflecting 2.0% to 3.0% Constant Currency Net Yield growth.

  The current known direct impact to operations from COVID-19 is expected to be approximately $0.75 per share and primarily includes customer incentive compensation and 40 cancelled, modified or redeployed Asia voyages across the Company’s three brands. This includes the close-in redeployment of 21 cancelled Asia voyages on Norwegian Spirit which have been redeployed to the Eastern Mediterranean for summer 2020 with an extremely condensed booking window.
  The COVID-19 outbreak continues to impact consumer travel sentiment regarding travel for cruises in Asia and throughout the Company’s areas of operation worldwide. The duration and extent of this indirect impact cannot be quantified at this time and is therefore not included in the approximately $0.75 known direct impact outlined above.
  Prior to COVID-19, the Company was on a solid trajectory to achieve its Full Speed Ahead 2020 Targets established at its May 2018 Investor Day. Given the known and quantifiable direct impact of COVID-19 to-date of approximately $0.75, the Company does not anticipate achieving these targets by year-end but remains committed to expanding Adjusted ROIC, growing Adjusted EPS, maintaining a strong balance sheet and returning capital to shareholders.

  First quarter 2020 Adjusted EPS is expected to be approximately $0.48 reflecting approximately 0.25% Constant Currency Net Yield growth. This guidance excludes known and unknown impacts from the COVID-19 outbreak in the quarter.
  Company launched Regent’s Seven Seas Splendor, the second ship in the highly successful Explorer Class.  Captain Serena Melani, a 30-year veteran, will helm the ship and was the first woman in cruise industry history to captain a brand-new ocean cruise ship at launch.
  Continued expansion of the Company’s global sustainability program, Sail & Sustain, with the creation of a new ESG department solely focused on further developing the Company’s ESG strategy.
  Company to debut new dedicated flagship terminal at PortMiami, the “Pearl” of Miami.

“I am pleased to announce that Norwegian Cruise Line Holdings’ business model once again demonstrated its resilience in the face of significant exogenous headwinds by delivering yet another successful year in 2019, which included the sixth consecutive year of record revenue and earnings per share and seventh consecutive year of Net Yield growth,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd.  “As a result of the strong global demand for cruises witnessed throughout 2019, we entered 2020 in the best booked position and at prices higher than last year’s record levels. This trend continued through late January until the COVID-19 outbreak began having an adverse impact on our business. We have taken several proactive measures to protect the health and safety of our guests and crew throughout our fleet, including implementing strict protocols regarding passenger embarkation, and in an abundance of caution have cancelled or modified several voyages in the Asia region through the third quarter of this year.  While the effect of these impacts cannot be fully quantified at this time, our Company has an exemplary track record of demonstrating its resilience in challenging environments and we remain confident in our ability to deliver strong financial performance over the long-term.”

Full Year 2019 Results

GAAP net income was $930.2 million or EPS of $4.30 compared to $954.8 million or $4.25 in the prior year.  The Company generated Adjusted Net Income of $1.1 billion or Adjusted EPS of $5.09 compared to $1.1 billion or $4.92 in the prior year.

Revenue increased 6.7% to $6.5 billion compared to $6.1 billion in 2018. This increase was primarily due to an increase in Capacity Days and improved pricing.  Gross Yield increased 4.6%. Net Yield increased 3.6% on a Constant Currency basis and 2.9% on an as reported basis.

Cruise operating expense increased 8.5% in 2019 compared to 2018, primarily due to the increase in Capacity Days, the redeployment of Norwegian Joy during the second quarter of 2019 and incremental direct costs related to air promotions.  Gross Cruise Costs per Capacity Day increased 6.3%.  Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 6.2% on a Constant Currency basis and 5.5% on an as reported basis.

Fuel price per metric ton, net of hedges increased to $491 from $483 in 2018.  The Company reported fuel expense of $409.6 million in the period.

Interest expense, net was $272.9 million in 2019 compared to $270.4 million in 2018.  Interest expense for 2019 includes $16.7 million of losses on extinguishment of debt and debt modification costs. In 2019, interest expense also reflects lower outstanding debt balances and lower margins associated with recent refinancings, partially offset by newbuild financings and an increase in LIBOR. Interest expense for 2018 included losses on extinguishment of debt and debt modification costs of $6.3 million.

Other income (expense), net was income of $6.2 million in 2019 compared to income of $20.7 million in 2018. Other income in 2019 was primarily due to gains from insurance proceeds and a litigation settlement partially offset by losses on foreign currency exchange. Other income in 2018 was primarily due to gains on foreign currency exchange.

Fourth Quarter 2019 Results

GAAP net income was $121.3 million or EPS of $0.56 compared to $154.6 million or $0.70 in the prior year.  The Company generated Adjusted Net Income of $155.7 million or Adjusted EPS of $0.73 compared to $188.8 million or $0.85 in the prior year. These results include a $0.09 per share adverse impact from voyage cancellations, itinerary modifications and relief efforts related to Hurricane Dorian.

Revenue increased 7.2% to $1.5 billion compared to $1.4 billion in 2018.  This increase was primarily driven by the repositioning of Norwegian Joy to North America, an increase in Capacity Days with the addition of Norwegian Encore to the fleet, robust onboard spending along with strong growth in organic pricing. Gross Yield increased 4.0%. Net Yield increased 1.8% on a Constant Currency basis and 1.3% on an as reported basis.

Total cruise operating expense increased 8.6% in 2019 compared to 2018, primarily due to the introduction of Norwegian Encore and incremental direct costs related to air promotions.  Gross Cruise Costs per Capacity Day increased 5.6%.  Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 4.0% on a Constant Currency basis and 3.4% on an as reported basis.

Fuel price per metric ton, net of hedges increased to $508 from $496 in 2018.  The Company reported fuel expense of $111.9 million in the period.

Interest expense, net increased to $73.2 million in 2019 from $68.2 million in 2018. Interest expense for 2019 includes $9.4 million of losses on extinguishment of debt.  In 2019, interest expense also reflects lower outstanding debt balances and lower margins associated with recent refinancings and a decrease in LIBOR, partially offset by newbuild financings and higher outstanding debt balances in connection with the delivery of Norwegian Encore.

2020 Outlook

“2020 was set to be a banner year buoyed by the introduction of our two newest vessels, Norwegian Encore and Regent’s Seven Seas Splendor, which are already making significant contributions to our bottom line,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd.  “We have an exciting growth profile with nine ships on order over the next seven years which will further amplify our ability to generate cash through revenue and earnings growth.  We are confident in the strength of the core fundamentals that drive our business and remain committed to expanding Adjusted ROIC, growing earnings, maintaining a strong balance sheet and returning capital to shareholders over the long-term.”

COVID-19 Coronavirus Update

The Company has proactively implemented several preventative measures to reduce potential exposure and transmission of COVID-19 and to protect the health, safety, security and well-being of its guests and crew. These measures include enhanced pre-boarding and onboard health protocols that go above and beyond standard operating procedures. Any guest or crew who have traveled to China, Hong Kong or Macau in the past 30 days, regardless of nationality, are not allowed to board the Company’s vessels. Certain itineraries have been modified and the Company has the flexibility to alter additional voyages as needed.

Out of an abundance of caution and as a result of the uncertainty surrounding port entry and berthing availability in various destinations in Asia, the Company has made the prudent decision to cancel all voyages in Asia across its three brands.  A total of 40 voyages have been canceled, modified or redeployed including 24 voyages on Norwegian Cruise Line, 10 on Oceania Cruises and 6 on Regent Seven Seas Cruises.  Following these changes, the Company will not have any vessels deployed in Asia through the end of the third quarter 2020.

At this time, the known direct impact to full year 2020 Adjusted EPS is expected to be approximately $0.75 and is excluded from the Company’s first quarter and full year 2020 guidance. This direct impact primarily includes customer incentive compensation and 40 cancelled, modified or redeployed Asia voyages across the Company’s three brands. This includes the close-in redeployment of 21 cancelled Asia voyages on Norwegian Spirit which have been redeployed to the Eastern Mediterranean for summer 2020 with an extremely condensed booking window.

Due to the fluidity and uncertainty as to the duration and extent of the outbreak, it is too early for the Company to fully quantify impacts from broader headwinds to its business resulting from decreased demand for travel and tourism globally.  The Company’s financial performance could be materially impacted if travel restrictions and COVID-19 concerns continue for an extended period of time.

2020 Guidance and Sensitivities

In addition to announcing the results for the fourth quarter and full year 2019, the Company also provided guidance for the first quarter and full year 2020, along with accompanying sensitivities. This guidance excludes an approximately $0.75 per share known direct impact related to COVID-19 as outlined above. The Company does not provide guidance on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2020 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

2020 Guidance Excluding Known Direct and Unknown COVID-19 Impacts
	First Quarter 2020		Full Year 2020
	As Reported	Constant Currency	As Reported	Constant Currency

Net Yield	Approx. Flat	Approx. 0.25%	2.0% to 3.0%	2.0% to 3.0%

Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. 4.25%	Approx. 4.50%	Approx. 1.25%	Approx. 1.25%

Adjusted EPS (1)(2)	Approx. $0.48		$5.40 to $5.60

Adjusted Depreciation and Amortization (1)	Approx. $170 million		Approx. $720 million

Adjusted Interest Expense, net	Approx. $68 million		Approx. $260 million

Effect on EPS of a 1% change in Net Yield (3)	$0.06		$0.26

Effect on Adjusted EPS of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day (3)	$0.03		$0.13

(1)	Excludes $2.8 million and $9.8 million of amortization of intangible assets related to the Acquisition of Prestige in the first quarter and full year 2020, respectively.
(2)	Includes capital allocation as part of the Company’s Full Speed Ahead 2020 Targets which have been withdrawn. Any capital allocation decisions in the future will be entirely at the discretion of the Company.
(3)	Based on midpoint of guidance.

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	First Quarter 2020	Full Year 2020
Fuel consumption in metric tons	232,000	885,000
Fuel price per metric ton, net of hedges	$602	$560
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.06	$0.21

As of December 31, 2019, the Company had hedged approximately 56%, 50% and 18% of its total projected metric tons of fuel consumption for 2020, 2021 and 2022, respectively.  The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) which is hedged utilizing U.S. Gulf Coast 3% (“USGC”) and marine gas oil (“MGO”) which is hedged utilizing Gasoil.

	2020	2021	2022
% of HFO Consumption Hedged	59%	53%	19%
Average USGC Price / Barrel	$41.14	$46.09	$48.36
% of MGO Consumption Hedged	55%	49%	18%
Average Gasoil Price / Barrel	$84.18 (1)	$80.61	$75.31

(1) Represents a blended rate that includes a $7.4 million benefit from 2020 Brent hedges that were replaced with Gasoil hedges in the third quarter of 2018.

The following reflects the foreign currency exchange rates the Company used in its first quarter and full year 2020 guidance.

Current Guidance – February
Euro	$1.11
British pound	$1.32
Australian Dollar	$0.67
Canadian Dollar	$0.76

Future capital commitments consist of contracted commitments, including ship construction contracts, and future expected capital expenditures necessary for operations as well as ship revitalization projects and other strategic investments.  As of December 31, 2019, anticipated capital expenditures were $1.4 billion, $1.2 billion and $2.6 billion for the years ending December 31, 2020, 2021 and 2022, respectively. The Company has export credit financing in place for the anticipated expenditures related to ship construction contracts of $0.5 billion, $0.2 billion and $1.3 billion for the years ending December 31, 2020, 2021 and 2022, respectively.

Company Updates and Other Business Highlights

Norwegian Encore Christened in Miami

Norwegian Cruise Line hosted a christening ceremony in Miami for its newest, most innovative ship, Norwegian Encore. Over 3,500 guests consisting of travel partners, investors, media, and family and friends of Norwegian Cruise Line were invited to the pier-side ceremony and celebration at Port Miami. During the ceremony guests enjoyed a showcase of the Company’s onboard entertainment, which included “Choir of Man” and the Tony Award®-winning “Kinky Boots.” After the traditional blessings, honorary godmother and GRAMMY Award-winning artist, Kelly Clarkson, officially christened Norwegian Encore with the champagne bottle break across the ship’s hull. Guests were then treated to a live performance of Clarkson’s chart-topping hits. This milestone marked the closing of the Company’s most successful class, the Breakaway Plus Class Ships, which first debuted in Miami with the introduction of Norwegian Escape in 2015.

Delivered Regent’s Seven Seas Splendor™

Regent Seven Seas Cruises welcomed to its fleet the new ship that defines luxury perfected, Seven Seas Splendor™. On board, the highest benchmarks of personalized service and comforts will be delivered by 551 professional crew members caring for 750 guests in 375 beautifully appointed suites, ranging from 307- to 4,443-square feet. Lavishly designed public spaces include five exquisite and unique restaurants and three elegant bars and lounges, while a $5 million curated art collection, more than 500 crystal chandeliers, and over an acre of Italian marble complement the ship’s sophistication. Helmed by Captain Serena Melani, the first female captain to take charge of a brand-new ocean cruise ship, Seven Seas Splendor sailed her first official voyage on February 6, 2020 from Barcelona, Spain to Miami, Florida. The ship will be christened on February 21, 2020 by her Godmother, the legendary supermodel and actress Christie Brinkley.

Unveiled Silver Cove, Exclusive Beachfront Area on Company’s Private Island, Great Stirrup Cay

In November, the Company unveiled Silver Cove, the new exclusive oceanfront resort-style destination on the Company’s private island in the Bahamas, Great Stirrup Cay.  During Norwegian Encore’s inaugural call to Great Stirrup Cay, guests discovered the new oceanfront lagoon area including private beach access, 38 beachfront villas, a Mandara Spa as well as a new Moet Bar and the Silver Cove Restaurant and Bar. The Villas at Silver Cove were designed to provide guests with the same experience available across the 17-ship fleet. The 38 air-conditioned villas range from studios to larger one-and-two-bedroom villas, and they are equipped with a full bathroom, daybed, club chairs, TV with on-demand entertainment and outdoor patio and lounge seating. They also include access to a private beach and the Silver Cove Restaurant and Bar. Six lagoon one-bedroom villas include an expanded living area with a wet bar and a private king-bedded master bedroom.  Two lagoon two-bedroom family suite villas also feature a private dining area, entertainment area and a larger master bedroom with a spa tub and shower.

Environment, Safety and Corporate Governance (ESG) Highlights

Norwegian Cruise Line Became First Major Global Cruise Company to Eliminate Single-Use Plastic Water Bottles

In January, Norwegian Cruise Line became single-use plastic water bottle free across its fleet. The brand announced last year that it partnered with JUST® Goods, Inc., which enabled the cruise line to replace all single-use plastic water bottles across its 17-ship fleet, beginning with its most recent ship, Norwegian Encore. This achievement is one of the latest sustainable steps forward for Norwegian Cruise Line. In 2018, the Company eliminated single-use plastic straws across its fleet and private destinations, and as a result of this most recent initiative, it will replace over six million single-use plastic water bottles every year. In addition, the brand is working to eliminate single-use plastic shampoo and conditioner bottles. These efforts are driven by the Company’s Sail & Sustain Environmental Program, which is its commitment to minimize waste to landfills, reduce its CO2 emissions rate, increase sustainable sourcing and invest in emerging technologies.

Company Committed $250,000 AUD for Australia Bushfire Relief Efforts

The Company committed $250,000 AUD to the Australian Red Cross Disaster Relief and Recovery Fund to support emergency relief efforts for communities affected by the unprecedented bushfires in the region.  Since July 2019, Australian Red Cross teams have responded to 30 bushfire related emergencies and supported over 18,600 people, through the efforts of more than 1,590 volunteers and staff. The organization has provided support to displaced people in more than 69 evacuation and recovery centers and is also providing emergency grants to help people who have lost homes in the fires cover immediate needs.

Company Strengthened Commitment to ESG Efforts with Expanded Leadership Team

The Company reinforced its commitment to advancing the Company’s Environmental, Social and Governance (ESG) strategy with the creation of a new function focusing exclusively on ESG initiatives. The new ESG function will coordinate closely with departments across the organization including Health, Medical, Safety and Environmental Operations, Human Resources, Supply Chain and Legal. This new department will be responsible for all updates to the Board of Directors including the Technology, Environmental, Safety and Security (TESS) Committee. The TESS Committee was formed in 2019 and oversees matters related to corporate social responsibility and sustainability.

Refinanced Senior Notes

In December 2019, NCL Corporation Ltd. (NCLC) issued $565.0 million aggregate principal amount of 3.625% Senior Notes due 2024 (the Offering).  The notes were issued at par and reflect the lowest coupon in the last 10 years for issuances with similar terms and company ratings. NCLC used the net proceeds from the Offering, after deducting the initial purchasers’ discount and estimated fees and expenses, together with cash on hand, to redeem all $565.0 million aggregate principal amount of its then outstanding 4.750% senior notes due 2021.

Conference Call

The Company has scheduled a conference call for Thursday, February 20, 2020 at 10:00 a.m. Eastern Time to discuss fourth quarter and full year 2019 results.  A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com.  A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.  With a combined fleet of 28 ships with approximately 59,150 berths, these brands offer itineraries to more than 490 destinations worldwide. The Company will introduce nine additional ships through 2027.

Terminology

Acquisition of Prestige.  In November 2014, we acquired Prestige in a cash and stock transaction for total consideration of $3.025 billion, including the assumption of debt.

Adjusted Depreciation and Amortization.  Depreciation and amortization adjusted to exclude amortization of intangible assets related to the Acquisition of Prestige.

Adjusted EBITDA.  EBITDA adjusted for other income, net and other supplemental adjustments.

Adjusted EPS.  Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Interest Expense.  Interest expense adjusted to exclude write-offs of deferred financing fees related to the refinancing of certain of our credit facilities.

Adjusted Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.   Net income adjusted for supplemental adjustments.

Adjusted ROIC.  Adjusted EBITDA less Adjusted Depreciation and Amortization divided by debt and shareholders’ equity, averaged for four quarters.

Berths.  Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Breakaway Plus Class Ships.  Norwegian Escape, Norwegian Joy, Norwegian Bliss and Norwegian Encore.

Capacity Days.  Available Berths multiplied by the number of cruise days for the period.

Constant Currency.  A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock.  A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, and depreciation and amortization.

EPS.  Diluted earnings per share.

Full Speed Ahead 2020 Targets.  The Full Speed Ahead 2020 Targets refer to long-term financial targets announced at the Company’s 2018 Investor Day.  These targets are (i) double-digit three-year Adjusted EPS CAGR (2018 to 2020), Adjusted ROIC of approximately 12% in 2020, Net Leverage of approximately 2.5x to 2.75x by the end of 2020 and approximately $1.0 to $1.5 billion of cash available for potential shareholders returns from 2018 to 2020. The Company does not provide targets on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s targets and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort. Any determination to pay dividends or repurchase shares in the future will be entirely at the discretion of the Board of Directors or management, respectively, and will depend upon the results of operations, cash requirements, financial condition, business operations, contractual restrictions, restrictions imposed by applicable law and other factors that the Board of Directors or management deems relevant.

GAAP.  Generally accepted accounting principles in the U.S.

Gross Cruise Cost.  The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield.  Total revenue per Capacity Day.

Net Cruise Cost.  Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense.

Net Leverage.  Long-term debt, including current portion, less cash and cash equivalents divided by Adjusted EBITDA.

Net Revenue.  Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield.  Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor.  The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days.  The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Project Leonardo.  The next generation of ships for the Norwegian brand.

Secondary Equity Offering(s).  Secondary public offering(s) of NCLH’s ordinary shares in December 2018, March 2018, November 2017, August 2017, December 2015, August 2015, May 2015, March 2015, March 2014, December 2013 and August 2013.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted ROIC, Net Leverage, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income, as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

Net Leverage is a performance measure that we believe provides management and investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents.  Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. Our management believes the presentation of Adjusted ROIC provides a useful performance metric to both management and investors for evaluating our effective use of capital. In addition, management uses Adjusted EPS and Adjusted ROIC as performance measures for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income and Adjusted EPS, Adjusted EBITDA, Adjusted ROIC and Net Leverage may not be indicative of future adjustments or results. For example, for the year ended December 31, 2018, we incurred Secondary Equity Offering expenses of $0.9 million. Similar expenses were not incurred in the year ended December 31, 2019. We included this as an adjustment in the reconciliation of Adjusted Net Income since these expenses were not representative of our day-to-day operations and we have included similar non-representative adjustments in prior periods.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release or that may be mentioned on our conference call constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release or that may be mentioned on our conference call, including, without limitation, those regarding our business strategy, financial position and results of operations, including our 2020 guidance and Full Speed Ahead 2020 Targets, plans, potential share repurchases or dividends, future deleveraging, ESG initiatives prospects and objectives of management for future operations (including expected fleet additions, development plans, demand environment, objectives relating to our activities and expected performance in new markets), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the spread of epidemics and viral outbreaks; breaches in data security or other disturbances to our information technology and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; fluctuations in foreign currency exchange rates; the unavailability of ports of call; overcapacity in key markets or globally; our expansion into and investments in new markets; our inability to obtain adequate insurance coverage; our indebtedness and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; our reliance on third parties to provide hotel management services for certain ships and certain other services; future increases in the price of, or major changes or reduction in, commercial airline services; our inability to keep pace with developments in technology; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under "Risk Factors" in our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings by the Company with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein or that may be mentioned on our conference call to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contact
Andrea DeMarco
(305) 468-2339
InvestorRelations@nclcorp.com

Jessica John
(786) 913-2902

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Revenue
Passenger ticket	$990,937	$958,443	4,517,393	$4,259,815
Onboard and other	489,681	422,750	1,944,983	1,795,311
Total revenue	1,480,618	1,381,193	6,462,376	6,055,126
Cruise operating expense
Commissions, transportation and other	263,038	229,384	1,120,886	998,948
Onboard and other	85,226	67,424	394,673	348,656
Payroll and related	235,832	224,738	924,157	881,606
Fuel	111,875	104,399	409,602	392,685
Food	56,297	55,246	222,602	216,031
Other	135,154	136,067	591,341	539,150
Total cruise operating expense	887,422	817,258	3,663,261	3,377,076
Other operating expense
Marketing, general and administrative	229,859	208,943	974,850	897,929
Depreciation and amortization	163,961	145,412	646,188	561,060
Total other operating expense	393,820	354,355	1,621,038	1,458,989
Operating income	199,376	209,580	1,178,077	1,219,061
Non-operating income (expense)
Interest expense, net	(73,207)	(68,178)	(272,867)	(270,404)
Other income (expense), net	(7,278)	9,299	6,155	20,653
Total non-operating income (expense)	(80,485)	(58,879)	(266,712)	(249,751)
Net income before income taxes	118,891	150,701	911,365	969,310
Income tax benefit (expense)	2,406	3,933	18,863	(14,467)
Net income	$121,297	$154,634	930,228	$954,843

Weighted-average shares outstanding
Basic	212,899,925	219,941,120	214,929,977	223,001,739
Diluted	214,772,450	221,443,295	216,475,076	224,419,205

Earnings per share
Basic	$0.57	$0.70	$4.33	$4.28
Diluted	$0.56	$0.70	$4.30	$4.25

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net income	$121,297	$154,634	$930,228	$954,843
Other comprehensive income (loss):
Shipboard Retirement Plan	(2,214)	2,378	(1,930)	2,697
Cash flow hedges:
Net unrealized gain (loss)	88,533	(209,261)	(123,015)	(161,214)
Amount realized and reclassified into earnings	7,824	(10,882)	(8,898)	(30,096)
Total other comprehensive income (loss)	94,143	(217,765)	(133,843)	(188,613)
Total comprehensive income (loss)	$215,440	$(63,131)	$796,385	$766,230

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$252,876	$163,851
Accounts receivable, net	75,109	55,249
Inventories	95,427	90,202
Prepaid expenses and other assets	306,733	241,011
Total current assets	730,145	550,313
Property and equipment, net	13,135,337	12,119,253
Goodwill	1,388,931	1,388,931
Tradenames	817,525	817,525
Other long-term assets	612,661	329,948
Total assets	$16,684,599	$15,205,970
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$746,358	$681,218
Accounts payable	100,777	159,564
Accrued expenses and other liabilities	782,275	716,499
Advance ticket sales	1,954,980	1,593,219
Total current liabilities	3,584,390	3,150,500
Long-term debt	6,055,335	5,810,873
Other long-term liabilities	529,295	281,596
Total liabilities	10,169,020	9,242,969
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $0.001 par value; 490,000,000 shares authorized; 237,533,270 shares issued and 213,082,411 shares outstanding at December 31, 2019 and 235,484,613 shares issued and
217,650,644 shares outstanding at December 31, 2018	237	235
Additional paid-in capital	4,235,690	4,129,639
Accumulated other comprehensive income (loss)	(295,490)	(161,647)
Retained earnings	3,829,068	2,898,840
Treasury shares (24,450,859 and 17,833,969 ordinary shares at December 31, 2019 and December 31, 2018, respectively, at cost)	(1,253,926)	(904,066)
Total shareholders' equity	6,515,579	5,963,001
Total liabilities and shareholders' equity	$16,684,599	$15,205,970

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Year Ended
	December 31,
	2019	2018
Cash flows from operating activities
Net income	$930,228	$954,843
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	647,102	566,972
Deferred income taxes, net	(26,134)	1,508
Loss on extinguishment of debt	13,397	6,346
Provision for bad debts and inventory obsolescence	3,884	5,570
Gain on involuntary conversion of assets	(4,152)	—
Share-based compensation expense	95,055	115,983
Net foreign currency adjustments	(1,934)	(5,537)
Changes in operating assets and liabilities:
Accounts receivable, net	(14,104)	(15,886)
Inventories	(6,155)	(9,052)
Prepaid expenses and other assets	(74,295)	(29,519)
Accounts payable	(58,635)	106,387
Accrued expenses and other liabilities	(29,028)	114,953
Advance ticket sales	347,376	262,603
Net cash provided by operating activities	1,822,605	2,075,171
Cash flows from investing activities
Additions to property and equipment, net	(1,637,170)	(1,566,796)
Cash received on settlement of derivatives	289	64,796
Cash paid on settlement of derivatives	(47,085)	(1,719)
Other	3,774	1,011
Net cash used in investing activities	(1,680,192)	(1,502,708)
Cash flows from financing activities
Repayments of long-term debt	(3,806,732)	(1,716,244)
Proceeds from long-term debt	4,122,297	1,904,865
Proceeds from employee related plans	31,937	28,819
Net share settlement of restricted share units	(20,939)	(13,855)
Purchase of treasury shares	(349,860)	(664,811)
Early redemption premium	(6,829)	(5,154)
Deferred financing fees and other	(23,262)	(118,422)
Net cash used in financing activities	(53,388)	(584,802)
Net increase (decrease) in cash and cash equivalents	89,025	(12,339)
Cash and cash equivalents at beginning of the period	163,851	176,190
Cash and cash equivalents at end of the period	$252,876	$163,851

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Year Ended
		December 31,		December 31,
		2019	2018	2019	2018

Passengers carried		640,810	666,428	2,695,718	2,795,101
Passenger Cruise Days		5,260,764	5,098,586	20,637,949	20,276,568
Capacity Days		5,035,367	4,883,347	19,233,459	18,841,678
Occupancy Percentage		104.5%	104.4%	107.3%	107.6%

Net Revenue, Gross Yield and Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended			Year Ended
	December 31,			December 31,
		2019			2019
		Constant			Constant
	2019	Currency	2018	2019	Currency	2018

Passenger ticket revenue	$990,937	$997,961	$958,443	$4,517,393	$4,559,023	$4,259,815
Onboard and other revenue	489,681	489,681	422,750	1,944,983	1,944,983	1,795,311
Total revenue	1,480,618	1,487,642	1,381,193	6,462,376	6,504,006	6,055,126
Less:
Commissions, transportation and other expense	263,038	264,478	229,384	1,120,886	1,129,491	998,948
Onboard and other expense	85,226	85,226	67,424	394,673	394,673	348,656
Net Revenue	1,132,354	1,137,938	1,084,385	4,946,817	4,979,842	4,707,522

Capacity Days	5,035,367	5,035,367	4,883,347	19,233,459	19,233,459	18,841,678

Gross Yield	$294.04	$295.44	$282.84	$336.00	$338.16	$321.37
Net Yield	$224.88	$225.99	$222.06	$257.20	$258.92	$249.85

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Year Ended
	December 31,			December 31,
		2019			2019
		Constant			Constant
	2019	Currency	2018	2019	Currency	2018
Total cruise operating expense	$887,422	$891,901	$817,258	$3,663,261	$3,684,318	$3,377,076
Marketing, general and
administrative expense	229,859	230,482	208,943	974,850	980,047	897,929
Gross Cruise Cost	1,117,281	1,122,383	1,026,201	4,638,111	4,664,365	4,275,005
Less:
Commissions, transportation
and other expense	263,038	264,478	229,384	1,120,886	1,129,491	998,948
Onboard and other expense	85,226	85,226	67,424	394,673	394,673	348,656
Net Cruise Cost	769,017	772,679	729,393	3,122,552	3,140,201	2,927,401
Less: Fuel expense	111,875	111,875	104,399	409,602	409,602	392,685
Net Cruise Cost Excluding Fuel	657,142	660,804	624,994	2,712,950	2,730,599	2,534,716
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	534	534	540	2,135	2,135	2,167
Non-cash share-based compensation (2)	12,985	12,985	27,186	95,055	95,055	115,983
Secondary Equity Offering expenses (3)	-	-	401	-	-	883
Severance payments and other fees (4)	6,514	6,514	-	6,514	6,514	-
Redeployment of Norwegian Joy (5)	-	-	-	7,051	7,051	-
Other (6)	-	-	(500)	-	-	(1,412)
Adjusted Net Cruise Cost Excluding Fuel	$637,109	$640,771	$597,367	$2,602,195	$2,619,844	$2,417,095

Capacity Days	5,035,367	5,035,367	4,883,347	19,233,459	19,233,459	18,841,678

Gross Cruise Cost per Capacity Day	$221.89	$222.90	$210.14	$241.15	$242.51	$226.89
Net Cruise Cost per Capacity Day	$152.72	$153.45	$149.36	$162.35	$163.27	$155.37
Net Cruise Cost Excluding Fuel per Capacity Day	$130.51	$131.23	$127.98	$141.05	$141.97	$134.53
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$126.53	$127.25	$122.33	$135.30	$136.21	$128.28

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expense related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Secondary Equity Offering expenses are included in marketing, general and administrative expense.
(4) Severance payments related to restructuring costs are included in marketing, general and administrative expense.
(5) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense and marketing, general and administrative expense.
(6) Other primarily related to expenses and reimbursements for certain legal costs included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net income	$121,297	$154,634	$930,228	$954,843
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	878	862	3,514	3,453
Non-cash share-based compensation (2)	12,985	27,186	95,055	115,983
Secondary Equity Offering expenses (3)	-	401	-	883
Severance payments and other fees (4)	6,514	-	6,514	-
Extinguishment of debt (5)	9,408	-	16,676	6,346
Amortization of intangible assets (6)	4,605	6,224	18,414	24,890
Redeployment of Norwegian Joy (7)	-	-	30,629	-
Other (8)	-	(500)	-	(1,412)
Adjusted Net Income	$155,687	$188,807	$1,101,030	$1,104,986
Diluted weighted-average shares outstanding - Net income and Adjusted Net Income	214,772,450	221,443,295	216,475,076	224,419,205
Diluted earnings per share	$0.56	$0.70	$4.30	$4.25
Adjusted EPS	$0.73	$0.85	$5.09	$4.92

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense and other income (expense), net.
(2) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(3) Secondary Equity Offering expenses are included in marketing, general and administrative expense.
(4) Severance payments related to restructuring costs are included in marketing, general and administrative expense.
(5) Losses on extinguishments and modifications of debt are included in interest expense, net.
(6) Amortization of intangible assets related to the Acquisition of Prestige are included in depreciation and amortization expense.
(7) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense, marketing, general and administrative expense and depreciation and amortization expense.
(8) Other primarily related to expenses and reimbursements for certain legal costs included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net income	$121,297	$154,634	$930,228	$954,843
Interest expense, net	73,207	68,178	272,867	270,404
Income tax (benefit) expense	(2,406)	(3,933)	(18,863)	14,467
Depreciation and amortization expense	163,961	145,412	646,188	561,060
EBITDA	356,059	364,291	1,830,420	1,800,774

Other (income) expense, net (1)	7,278	(9,299)	(6,155)	(20,653)
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	534	540	2,135	2,167
Non-cash share-based compensation (3)	12,985	27,186	95,055	115,983
Secondary Equity Offering expenses (4)	-	401	-	883
Severance payments and other fees (5)	6,514	-	6,514	-
Redeployment of Norwegian Joy (6)	-	-	7,051	-
Other (7)	-	(500)	-	(1,412)
Adjusted EBITDA	$383,370	$382,619	$1,935,020	$1,897,742

(1) Primarily consists of gains and losses, net for forward currency exchanges and proceeds form insurance and litigation settlements.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(4) Secondary Equity Offering expenses are included in marketing, general and administrative expense.
(5) Severance payments related to restructuring costs are included in marketing, general and administrative expense.
(6) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense, and marketing, general and administrative expense.
(7) Other primarily related to expenses and reimbursements for certain legal costs included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Net Leverage was calculated as follows (in thousands):

	Year Ended December 31,
	2019	2018
Long-term debt, net of current portion	$6,055,335	$5,810,873
Current portion of long-term	746,358	681,218
Total debt	6,801,693	6,492,091
Less: Cash and cash equivalents	252,876	163,851
Net Debt	6,548,817	6,328,240

Adjusted EBITDA (1)	1,935,020	1,897,742

Net Leverage	3.4x	3.3x

(1) See the reconciliation of Net income to Adjusted EBITDA presented within.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Net Yield is calculated as follows (in thousands, except Capacity Days and Yield data):

	Year Ended December 31,
	2012	2013	2014(1)	2015	2016	2017	2018	2019

Passenger ticket revenue	$1,582,801	$1,784,439	$2,176,153	$3,129,075	$3,388,954	$3,750,030	$4,259,815	$4,517,393
Onboard and other revenue	693,445	785,855	949,728	1,215,973	1,485,386	1,646,145	1,795,311	1,944,983
Total revenue	2,276,246	2,570,294	3,125,881	4,345,048	4,874,340	5,396,175	6,055,126	6,462,376
Less:
Commissions, transportation
and other expense	410,531	455,816	503,722	765,298	813,559	894,406	998,948	1,120,886
Onboard and other expense	173,916	195,526	224,000	272,802	298,886	319,293	348,656	394,673
Net Revenue	1,691,799	1,918,952	2,398,159	3,306,948	3,761,895	4,182,476	4,707,522	4,946,817

Capacity Days	9,602,730	10,446,216	12,512,459	14,700,990	16,376,063	17,363,422	18,841,678	19,233,459
Net Yield	$176.18	$183.70	$191.66	$224.95	$229.72	$240.88	$249.85	$257.20

(1) The consolidated financial statements as of and for the year ended December 31, 2014 include the financial results of Prestige commencing on November 19, 2014, the date the Acquisition of Prestige was consummated.